Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended June 30, 2025

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)
Capital One Domestic	$150,686	$152,772	$664	5.29%	$5,983	3.92%	N/A	N/A
Discover Domestic	99,436	99,709	370	4.47	3,097	3.11	N/A	N/A
Domestic Card	250,122	252,481	1,034	4.96	9,080	3.60	N/A	N/A
Consumer Banking:
Auto	79,694	80,017	112	1.69	3,872	4.84	$585	0.73%
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(1)Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales. Effective May 18, 2025, Capital One completed its acquisition of Discover Financial Services. Prior to Legal Day 1, Discover recognized accelerated charge-offs for certain Domestic Credit Card accounts where the cardholder is deceased or bankrupt. This led to a decrease in net charge-offs of approximately $39 million in June 2025 and decreased the Discover Domestic net charge-off rate for June by approximately 47 basis points and the Total Domestic Card net charge-off rate by approximately 19 basis points. Excluding this impact, the net charge-off rate for June would have been 4.94% and 5.15% for Discover Domestic and Total Domestic Card, respectively.
(2)30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category. At Legal Day 1, Discover aligned their calculation methodology with Capital One which resulted in a decrease to the June Discover Domestic 30+ day performing delinquency rate of 23 basis points and the June Total Domestic Card 30+ day performing delinquency rate of 9 basis points.
(3)Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)Charge-offs exclude $18.0 billion of acquired Discover loans that are fully charged-off.